ISSUER FREE WRITING PROSPECTUS No. 439M Filed Pursuant to Rule 433 Registration Statement No. 333-137902 Dated July 2, 2008

100% Principal Protection Notes Linked to the Performance of the U.S. Dollar Relative to a Basket of Currencies

Market Strategies to Complement Traditional Fixed Income Investments

Deutsche Bank AG, London Branch

$• Notes Linked to the Performance of the U.S. Dollar Relative to a Basket of Currencies due on or about July 29, 2011

Investment Description

100% Principal Protection Notes linked to the Performance of the U.S. Dollar Relative to a Basket of Currencies (the “Notes”) provide 100% principal protection at maturity and exposure to the potential appreciation of the U.S. dollar relative to a basket of currencies (the “Basket”). The Basket consists of the Euro (EUR), the British pound (GBP) and the Canadian dollar (CAD) (the “Basket Currencies”). The Notes provide a return of between 130% and 160% (the “Participation Rate”) of any positive Performance, with the Participation Rate to be determined on the Trade Date. Principal protection applies only at maturity.

Features

❑	Possibility of enhanced returns linked to the positive performance of the U.S. dollar relative to the Basket Currencies.

❑	Exposure to the U.S. dollar relative to the Euro, British pound and Canadian dollar.

❑	100% principal protection if held to maturity, subject to the credit of the Issuer.

Key Dates1

Trade Date	July 28, 2008
Settlement Date[2]	July 31, 2008
Final Valuation Date[2]	July 26, 2011
Maturity Date[2]	July 29, 2011

[1]

Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

[2]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes” in the accompanying product supplement M.

Security Offering

We are offering 100% Principal Protection Notes Linked to the Performance of the U.S. Dollar Relative to a Basket of Currencies. The Notes are not subject to a stated maximum gain and, accordingly, any return at maturity will be determined by the performance of the U.S. dollar relative to the Basket Currencies. The Notes are our senior unsecured obligations and are offered at a minimum investment of $1,000. The Participation Rate and the Initial Spot Rate for each Basket Currency will be set on the Trade Date.

Underlying Currency	Basket Currencies	Basket Currency Return Weightings	Participation Rate	Security CUSIP/ISIN
USD	EUR, GBP, CAD	EUR – 33.34% GBP – 33.33% CAD – 33.33%	130% to 160% (The actual Participation Rate will be determined on the Trade Date.)	25154H 33 5 / US25154H3350

See “Additional Terms Specific to the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement M dated March 6, 2007, and this free writing prospectus. See “Key Risks” on page 13 of this free writing prospectus and “Risk Factors” beginning on page PS-8 of the accompanying product supplement M for risks related to investing in the Notes.

Deutsche Bank AG has filed a registration statement (including the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006, and the product supplement M dated March 6, 2007) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest in the Notes, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of any Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement or product supplement M. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.25	$9.75
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Notes

You should read this free writing prospectus, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the Notes are a part, and the more detailed information contained in the product supplement M dated March 6, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement M dated March 6, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507046624/d424b21.pdf

♦	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

♦	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Notes” refers to the 100% Principal Protection Notes Linked to the Performance of the U.S. Dollar Relative to a Basket of Currencies that are offered hereby, unless the context otherwise requires.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You seek an investment with a return linked to the performance of the U.S. dollar relative to the Basket Currencies;

♦	You believe the Performance will be positive over the term of the Notes, meaning that the U.S. dollar will appreciate relative to the Basket Currencies;

♦	You seek an investment that offers 100% principal protection when held to maturity;

♦	You are willing to invest in the Notes based on the indicated Participation Rate. (The actual Participation Rate will be determined on the Trade Date.);

♦	You are willing and able to hold the Notes to maturity, and you are aware that there may be little or no secondary market for the Notes; and

♦	You do not seek current income from this investment.

The Notes may not be suitable for you if:

♦	You do not seek an investment with exposure to the U.S. dollar relative to the Basket Currencies;

♦	You believe the Performance will be zero or negative over the term of the Notes, meaning that the U.S. dollar will not appreciate, or will decline, relative to the Basket Currencies;

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings;

♦	You are unwilling or unable to hold the Notes to maturity;

♦	You seek an investment for which there will be an active secondary market; or

♦	You seek current income from your investments.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 13 and more detailed “Risk Factors” beginning on page PS-8 of Product Supplement M for risks related to an investment in the Notes.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch

Issue Size	$

Issue Price	$10.00 per Note (subject to a minimum purchase of 100 Notes)

Term	3 years

Underlying	U.S. dollar (USD)

Basket Currencies and Basket Currency Return Weightings	Basket Currency	Basket Currency Return Weighting
	Euro (EUR)	33.34%
	Canadian Dollar (CAD)	33.33%
	British Pound (GBP)	33.33%

Participation Rate	130-160%. The actual Participation Rate will be determined on the Trade Date.

Payment at Maturity (per $10.00 Note)	At maturity, you will receive a cash payment of $10.00 for each Note, plus the Additional Amount, which may be zero.

Additional Amount	An amount per $10.00 Note equal to the greater of (a) zero and (b) $10.00 x Performance x Participation Rate.

Performance	A percentage equal to: Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level	Set to equal 100 on the Trade Date

Basket Ending Level	The Basket closing level on the Final Valuation Date, equal to 100 x (1 + the sum of the Weighted Currency Returns)

Weighted Currency Return	For each Basket Currency: Currency Return x Basket Currency Return Weighting

Currency Return

For the Euro and the British pound:

Initial Spot Rate  –  Final Spot Rate

               Initial Spot Rate

For the Canadian dollar:

Final Spot Rate  –  Initial Spot Rate

                Final Spot Rate

The differences in the Currency Return formulae stem from the fact that the Spot Rates for the Euro and the British pound are expressed as U.S. dollars per unit of currency while the Spot Rate for the Canadian dollar is expressed as units of currency per U.S. dollar.

Initial Spot Rate

The Initial Spot Rates for the Basket Currencies (which
represent the spot exchange rates determined by the
Issuer on the Trade Date using available sources and not
necessarily the sources referred to in the Spot Rate
definitions set forth below) are as follows:

EUR/USD:

GBP/USD:

USD/CAD:

The Spot Rates for the Euro and the British pound are
expressed as U.S. dollars per unit of currency, while the
Spot Rate for the Canadian dollar is expressed as units of
currency per U.S. dollar.

Final Spot Rate	For each Basket Currency, the Spot Rate on the Final Valuation Date

Spot Rate

For each Basket Currency, the spot exchange rate for such
currency relative to the U.S. dollar, as determined by the
calculation agent by reference to the Spot Rate definitions
set forth below under the section heading “Basket
Currencies.”

The Spot Rates for the Euro and the British pound are
expressed as U.S. dollars per unit of currency, while the
Spot Rate for the Canadian dollar is expressed as units of
currency per U.S. dollar.

Final Valuation Date	July 26, 2011

Determining Payment at Maturity

What are the tax consequences of the Notes?

TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS—You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The Notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Regardless of your method of accounting, you generally will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment with respect to the Notes until maturity. Any gain recognized upon a sale, exchange or retirement of the Notes generally will be treated as interest income for U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York, New York 10005, Attention: Brian Polchinski, 212-250-1039. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of your principal, if any, that we will pay on the Notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Notes.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

How will your Payment at Maturity be calculated?

Your Payment at Maturity will depend on the Basket Ending Level relative to the Basket Starting Level.

♦	If the Basket Ending Level is less than or equal to the Basket Starting Level of 100, you will receive $10.00 for each $10.00 principal amount of your Notes.

♦	If the Basket Ending Level is more than the Basket Starting Level, you will receive an enhanced return. The following steps are necessary to calculate your Payment at Maturity:

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The EUR Spot Rate Return is the difference between the EUR/USD spot rate on the Final Valuation Date (the “Final EUR/USD Spot Rate”) relative to the Initial EUR/USD Spot Rate, expressed as a percentage calculated as follows:

EUR Spot Rate Return =	Initial EUR/USD Spot Rate – Final EUR/USD Spot Rate
Initial EUR/USD Spot Rate

A decrease in the value of the Euro relative to the U.S. dollar is expressed as a decrease in the EUR/USD spot rate.

The GBP Spot Rate Return is the difference between the GBP/USD spot rate on the Final Valuation Date (the “Final GBP/USD Spot Rate”) relative to the Initial GBP/USD Spot Rate, expressed as a percentage calculated as follows:

GBP Spot Rate Return =	Initial GBP/USD Spot Rate – Final GBP/USD Spot Rate
Initial GBP/USD Spot Rate

A decrease in the value of the British pound relative to the U.S. dollar is expressed as a decrease in the GBP/USD spot rate.

The CAD Spot Rate Return is the difference between the USD/CAD spot rate on the Final Valuation Date (the “Final USD/CAD Spot Rate”) relative to the Initial USD/CAD Spot Rate, expressed as a percentage calculated as follows:

CAD Spot Rate Return =	Final USD/CAD Spot Rate – Initial USD/CAD Spot Rate
Final USD/CAD Spot Rate

A decrease in the value of the Canadian dollar relative to the U.S. dollar is expressed as an increase in the USD/CAD spot rate.

The differences in the Currency Return formulae stem from the fact that the Spot Rates for the Euro and the British pound are expressed as U.S. dollars per unit of currency while the Spot Rate for the Canadian dollar is expressed as units of currency per U.S. dollar.

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level will be calculated as follows:

100  ×  (1  +  (EUR Spot Rate Return  x  33.34%)  +  (GBP Spot Rate Return  x  33.33%)  +  (CAD Spot Rate Return  x  33.33%))

Step 3: Calculate the Performance.

The Performance will be calculated as follows:

Performance =	Basket Ending Level – Basket Starting Level
Basket Starting Level

Step 4: Calculate the Additional Amount.

The Additional Amount is an amount per Note equal to the greater of (a) zero and (b) $10.00  x  Performance  x  Participation Rate.

Step 5: Calculate the Payment at Maturity.

The Payment at Maturity per $10.00 Note will be equal to $10.00 plus the Additional Amount.

Scenario Analysis and Hypothetical Examples

The following scenario analysis and hypothetical examples assume a Participation Rate of 145%. The actual Participation Rate will be set on the Trade Date.

The following table and examples illustrate the hypothetical payment amount at maturity per $10.00 Note for a hypothetical range of Performances and assume a Participation Rate of 145%. The following results are based solely on the hypothetical example cited.

Hypothetical Performance	Payment at Maturity	Percentage Return
70.0%	$20.15	101.5%
60.0%	$18.70	87.0%
50.0%	$17.25	72.5%
40.0%	$15.80	58.0%
30.0%	$14.35	43.5%
20.0%	$12.90	29.0%
10.0%	$11.45	14.5%
0.0%	$10.00	0.0%
-10.0%	$10.00	0.0%
-20.0%	$10.00	0.0%
-30.0%	$10.00	0.0%
-40.0%	$10.00	0.0%
-50.0%	$10.00	0.0%
-60.0%	$10.00	0.0%
-70.0%	$10.00	0.0%
-80.0%	$10.00	0.0%
-90.0%	$10.00	0.0%
-100.0%	$10.00	0.0%

Hypothetical Examples:

The following payment examples for the Notes show scenarios for the Payment at Maturity of the Notes, illustrating positive and negative Performances reflecting either correlated or offsetting appreciation and depreciation in the different Basket Currencies. The following examples are, like the above, based on a hypothetical Participation Rate of 145% as well as hypothetical Initial Spot Rates (the actual value of each of which will be determined on the Trade Date) and Final Spot Rates (which will be determined on the Final Valuation Date) for the Basket Currencies, and the Currency Returns, Basket Ending Levels and Performances resulting therefrom. The hypothetical Initial Spot Rate and Final Spot Rate values for the Basket Currencies have been chosen arbitrarily for the purpose of illustration only, and should not be taken as being indicative of the future performance of any Basket Currency. The differences in the Currency Return formulae stem from the fact that the Spot Rates for the Euro and the British pound are expressed as U.S. dollars per unit of currency while the Spot Rate for the Canadian dollar is expressed as units of currency per U.S. dollar. Numbers in the examples below have been rounded for ease of analysis.

Example 1:

The USD appreciates relative to each of the EUR, GBP and CAD, resulting in a Basket Ending Level of 110 and a Performance of 10.00%. With the Participation Rate, the Additional Amount will be $1.45, and, therefore, the Payment at Maturity will equal $11.45 per $10.00 Note.

Because the Performance is 10.00%, which is greater than zero, the Additional Amount is equal to $1.45, and the Payment at Maturity is equal to $11.45 per $10.00 Note (a return of 14.5%), calculated as follows:

$10.00  +  ($10.00  x  10%  x  145%)  =  $11.45

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Hypothetical Initial Spot Rate (on Trade Date)	Hypothetical Final Spot Rate (on Valuation Date)	Currency Return (using the applicable formula)	Basket Currency Return Weighting	Weighted Currency Return
EUR	1.5755	1.4180	10%	33.34%	3.33%
GBP	1.9923	1.8927	5%	33.33%	1.67%
CAD	1.0215	1.2018	15%	33.33%	5.00%

Sum of Weighted Currency Returns =					10.00%

Basket Ending Level = 100 (1 + Sum of Weighted Currency Returns) =					110.00

Example 2:

The USD appreciates relative to the EUR and GBP and depreciates relative to the CAD, resulting in a Basket Ending Level of 100, a Performance of 0%, and, therefore, a Payment at Maturity of $10.00 per $10.00 Note (zero return).

Because the Performance is 0.00%, the Additional Amount is equal to $0, and the Payment at Maturity is equal to $10.00 per $10.00 Note (a return of 0.00%), calculated as follows:

$10.00  +  ($10.00  x  0%  x  145%)  =  $10.00

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Hypothetical Initial Spot Rate (on Trade Date)	Hypothetical Final Spot Rate (on Valuation Date)	Currency Return (using the applicable formula)	Basket Currency Return Weighting	Weighted Currency Return
EUR	1.5755	1.4180	10%	33.34%	3.33%
GBP	1.9923	1.8927	5%	33.33%	1.67%
CAD	1.0215	.8883	-15%	33.33%	-5.00%

Sum of Weighted Currency Returns =					0.00%

Basket Ending Level = 100 (1 + Sum of Weighted Currency Returns) =					100.00

Example 3:

The USD appreciates relative to the EUR and depreciates relative to the GBP and CAD, resulting in a Basket Ending Level of 99.00, a Performance of -1.00%, and, therefore, a Payment at Maturity of $10.00 per $10.00 Note (zero return).

Because the Performance is -1.00%, which is less than zero, the Additional Amount is equal to $0.00, and the Payment at Maturity is equal to $10.00 per $10.00 Note (a return of 0.00%), calculated as follows:

$10.00  +  ($10.00  x  0%  x  145%)  =  $10.00

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Hypothetical Initial Spot Rate (on Trade Date)	Hypothetical Final Spot Rate (on Valuation Date)	Currency Return (using the applicable formula)	Basket Currency Return Weighting	Weighted Currency Return
EUR	1.5755	1.5282	3%	33.34%	1.00%
GBP	1.9923	2.0521	-3%	33.33%	-1.00%
CAD	1.0215	.9917	-3%	33.33%	-1.00%

Sum of Weighted Currency Returns =					-1.00%

Basket Ending Level = 100 (1 + Sum of Weighted Currency Returns) =					99.00

*	For an initial investment of $1,000, your Payment at Maturity would be multiplied by 100.

Historical Information

The following chart shows the hypothetical Basket Ending Level at the end of each month in the period from the month ending June 30, 1998 through the month ending June 30, 2008 using a Basket Ending Level indexed to 100 on June 30, 2008 based upon spot rates determined on that day. As of June 30, 2008, at approximately 4:00 p.m., the EUR/USD spot rate was 1.5755, the GBP/USD spot rate was 1.9923 and the USD/CAD spot rate was 1.0215. The actual Initial Spot Rates will be determined on the Trade Date. The Basket Ending Level for any prior day was obtained by using the formula for the calculation of the Basket Ending Level described above. For purposes of the Notes and the determination of the Additional Amount (if any), the Basket Starting Level will be indexed to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Basket Level on any given day.

Past performance is not indicative of future performance.

The following charts show the historical individual exchange rates for each of the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth below. These historical data are shown for the period from June 30, 1998 through June 30, 2008. These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth below) or of the historical or future performance of the Basket Currencies. We cannot give you any assurance that the Performance will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Performance is more or less likely to increase or decrease at any time during the term of the Notes.

The Spot Rates for the Euro and the British pound are expressed as U.S. dollars per unit of currency, while the Spot Rate for the Canadian dollar is expressed as units of currency per U.S. dollar. Therefore, a decrease in the value of the Euro relative to the U.S. dollar is expressed as a decrease in the EUR/USD spot rate, a decrease in the value of the British pound relative to the U.S. dollar is expressed as a decrease in the GBP/USD spot rate, and a decrease in the value of the Canadian dollar relative to the U.S. dollar is expressed as an increase in the USD/CAD spot rate.

The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from June 30, 1998 through June 30, 2008. The daily exchange rates published by Bloomberg Financial Markets may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg Financial Markets to determine the applicable Spot Rate for each of the Basket Currencies.

Euro

Historical High, Low and Period-End Exchange Rates

June 30, 1998 through June 30, 2008

(expressed as U.S. dollars per 1 Euro)

Euro	High	Low	Period End
1998	1.2245	1.0726	1.1667
1999	1.1899	0.999	1.0062
2000	1.0414	0.823	0.9427
2001	0.9594	0.8352	0.8895
2002	1.0505	0.8565	1.0492
2003	1.2647	1.0336	1.2595
2004	1.3666	1.1761	1.3554
2005	1.3582	1.1640	1.1849
2006	1.3367	1.1802	1.3199
2007	1.4967	1.2868	1.4590
2008 (through June 30, 2008)	1.6018	1.4365	1.5755

Past performance is not indicative of future performance.

British Pound

Historical High, Low and Period-End Exchange Rates

June 30, 1998 through June 30, 2008

(expressed as U.S. dollars per 1 British pound)

British Pound	High	Low	Period End
1998	1.7177	1.6096	1.6600
1999	1.6746	1.5477	1.6182
2000	1.6577	1.3954	1.4930
2001	1.5100	1.3682	1.4546
2002	1.6133	1.4044	1.6100
2003	1.7943	1.5463	1.7858
2004	1.9550	1.7481	1.9181
2005	1.9325	1.7049	1.7230
2006	1.9848	1.7188	1.9589
2007	2.1162	1.9186	1.9849
2008 (through June 30, 2008)	2.0393	1.9338	1.9923

Past performance is not indicative of future performance.

Canadian Dollar

Historical High, Low and Period-End Exchange Rates

June 30, 1998 through June 30, 2008

(expressed as Canadian dollars per 1 U.S. dollar)

Canadian Dollar	High	Low	Period End
1998	1.5850	1.4040	1.5382
1999	1.5382	1.4426	1.4461
2000	1.5627	1.432	1.4991
2001	1.6052	1.4901	1.5930
2002	1.6193	1.5035	1.5718
2003	1.5776	1.2840	1.2970
2004	1.4002	1.1718	1.2019
2005	1.2734	1.1428	1.1620
2006	1.1797	1.0932	1.1659
2007	1.1876	0.9059	0.9984
2008 (through June 30, 2008)	1.0379	0.9712	1.0215

Past performance is not indicative of future performance.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement M. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦

Market risk—The return on the Notes at maturity is linked to the performance of the U.S. dollar relative to the Basket Currencies and will depend on whether, and the extent to which, the Performance is positive. The Performance will be based on the aggregate performance of the U.S. dollar relative to each of the Basket Currencies, and currency movements may have an adverse effect on your return.

♦	No interest payments—You will not receive interest payments on the Notes during the term of the Notes.

♦	The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

♦

Investing in the Notes is not equivalent to investing in a foreign exchange contract relating to the Basket Currencies—The return on the Notes may not reflect the return you would realize if you actually purchased a foreign exchange contract relating to the Basket Currencies. In addition, the Performance is based on the Currency Return for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Returns are dependent solely on such stated formula and not on any other formula that could be used for calculating currency returns.

♦

The original issue price of the Notes includes the agents’ commission and the estimated costs of hedging our obligations under the Notes through one or more of our affiliates—As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase Notes from you, prior to maturity, in secondary market transactions, will likely be lower than the original issue price, and any such sale could result in a substantial loss to you.

♦

The Notes are not designed to be short-term trading instruments—The Notes are not designed to be short-term trading instruments and are principal-protected only at maturity. Accordingly, you should be willing and able to hold your Notes to maturity.

♦

Changes in the levels of the Basket Currencies may offset each other—The Notes are linked to the performance of the U.S. dollar relative to a Basket composed of the Basket Currencies. At a time when the level of one or more Basket Currencies decreases relative to the U.S. dollar, the level of one or more Basket Currencies may decrease relative to the U.S. dollar by a lesser amount or may increase relative to the U.S. dollar. In calculating the Basket Ending Level, decreases in the level of one or more of the Basket Currencies relative to the U.S. dollar may be moderated, or offset, by lesser decreases or increases in the level of one or more Basket Currencies relative to the U.S. dollar.

♦

Currency markets may be volatile—Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your Notes in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

♦

Legal and regulatory risks—Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial effect on the values of the Basket Currencies and, consequently, the value of the Notes.

♦

The EUR/USD spot rate, the GBP/USD spot rate and the USD/CAD spot rate will be influenced by unpredictable factors which interrelate in complex ways—The EUR/USD spot rate, the GBP/USD spot rate and the USD/CAD spot rate are a result of the supply of, and demand for, each currency. Changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in the United States, European Monetary Union, United Kingdom and Canada. These conditions include, for example, the overall growth and performance of the economies of the United States, European Monetary Union, United Kingdom and Canada, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States, European Monetary Union, United Kingdom and Canada, market interventions by the Federal Reserve Board or the respective central banks of the European Monetary Union, United Kingdom and Canada, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the U.S., European Monetary Union, United Kingdom and Canada, the stability of the government of the United States and the governments of the European Monetary Union, United Kingdom and Canada and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States, the European Monetary Union, United Kingdom and Canada are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States, European Monetary Union, United Kingdom and Canada, and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the market price of foreign exchange contracts relating to the Basket Currencies, and changes in the market price of the Basket Currencies are not likely to result in comparable changes in the market value of your Notes.

♦

The liquidity, trading value and amounts payable under the Notes could be affected by the actions of the governments of the United States, European Monetary Union, United Kingdom and Canada—Exchange rates of most economically developed nations, including those of the European Monetary Union, the United Kingdom and Canada are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. Governments, including those of the United States, European Monetary

Union, the United Kingdom and Canada use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Euro, the British Pound, the Canadian dollar the U.S. dollar or any other currency.

♦

Potential conflicts of interest exist because the Issuer and the calculation agent for the Notes are the same legal entity—Deutsche Bank AG, London Branch is the Issuer of the Notes and the calculation agent for the Notes. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Performance and maintains some discretion as to how such calculations are made, in particular if the rate source for any of the Basket Currencies (as set forth below) is not available. In addition, the Issuer may hedge its obligations under the Notes by entering into any of a number of foreign exchange and currency derivative transactions. There can be no assurance that any determinations made or actions taken by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the Notes or the performance of the Basket Currencies.

♦

Lack of liquidity—The Notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Notes.

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Principal protection applies only if you hold the Notes to maturity—You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a significant discount.

♦

The payment formula for the Notes will not take into account all developments in the Basket Currencies—Changes in the Basket Currencies during the term of the Notes before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Payment at Maturity by comparing only the Basket Starting Level on the Trade Date and the Basket Ending Level on the Final Valuation Date. No other levels will be taken into account. As a result, the Performance may be less than zero even if the currencies have moved favorably at certain times during the term of the Notes before moving to unfavorable levels relative to the Basket Starting Level on the Final Valuation Date.

♦

We and our affiliates and agents, or UBS AG and its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the value of the Notes—We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents, or UBS AG and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the currencies to which the Notes are linked.

♦

Economic and market factors will impact the value of the Notes—We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary strictly in relation to the appreciation or depreciation of the Basket Currencies relative to the U.S. dollar. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the U.S. dollar and the Basket Currencies;

♦	the time to maturity of the Notes;

♦	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;

♦	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. dollar;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Historical performance of the EUR/USD spot rate, the GBP/USD spot rate and the USD/CAD spot rate should not be taken as indications of the future performance of the Basket Currencies during the term of the Notes—It is impossible to predict whether any of the EUR/USD spot rate, the GBP/USD spot rate or the USD/CAD spot rate will rise or fall. The EUR/USD spot rate, the GBP/USD spot rate and the USD/CAD spot rate will be influenced by complex and interrelated political, economic, financial and other factors.

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Market disruptions may adversely affect your return—The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the calculation agent from determining the Performance or Payment at Maturity in the ordinary manner, the calculation agent will determine the Performance or Payment at Maturity in a commercially reasonable manner and in accordance with general market practice, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your Notes.

Spot Rates/Market Disruption Events

Spot Rates

The Spot Rate for the Euro on each date of calculation will be the Euro/U.S. dollar spot exchange rate, expressed as the number of U.S. dollars that can be exchanged for one Euro for settlement in two business days, as reported by the Federal Reserve Bank of New York on Reuters page 1FED or any successor page at approximately 10:00 a.m. New York time on such date of calculation.

The Spot Rate for the British Pound on each date of calculation will be the British pound/U.S. dollar spot exchange rate, expressed as the number of U.S. dollars that can be exchanged for one British pound for settlement in two business days, as reported by the Federal Reserve Bank of New York on Reuters page 1FED or any successor page at approximately 10:00 a.m. New York time on such date of calculation.

The Spot Rate for the Canadian Dollar on each date of calculation will be the U.S. dollar/Canadian dollar spot exchange rate, expressed as the number of Canadian dollars that can be exchanged for one U.S. dollar for settlement in two business days, as reported by the Federal Reserve Bank of New York on Reuters page 1FED or any successor page at approximately 10:00 a.m. New York time on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in a commercially reasonable manner and in accordance with general market practice.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the Notes or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in a commercially reasonable manner and in accordance with general market practice, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your Notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your Notes.

Supplemental Underwriting Information

UBS Financial Services Inc., and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions of $0.25 per $10.00 Note. See “Underwriting” in the accompanying product supplement M.